NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of January 15, 2010, by and between EGPI Firecreek, Inc., a Nevada corporation (the “Company”), and St. George Investments, LLC, an Illinois limited liability company (the “Purchaser”).

RECITALS

A.           The Purchaser desires to acquire from the Company, and the Company desires to issue and sell to the Purchaser, the following securities: (i) a secured promissory note (the “Secured Note”) having an initial principal balance of $1,000,000, substantially in the form attached hereto as Exhibit A; and (ii) a convertible promissory note (the “Convertible Note”) having an initial principal balance of $86,000, substantially in the form attached hereto as Exhibit B (collectively, the “Notes”).

B.           The Company and the Purchaser further desire to obligate themselves as set forth in this Agreement and to make the representations, warranties and covenants set forth herein in connection with the transactions contemplated hereby.

AGREEMENT

Accordingly, in consideration of the premises and the mutual promises herein set forth, and in consideration of the representations and warranties herein contained, the parties agree as follows:

1.           Purchase and Sale of the Notes. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Notes.  The purchase price for the Notes shall be $925,000 (the “Purchase Price”).

2.           Purchase Price Remittal.  The Company acknowledges and agrees that (i) the Purchase Price shall be remitted by the Purchaser directly to a trust account (the “Trust Account”) at Foley & Lardner LLP to be held and disbursed according to the terms of the Funding and Letter of Credit Agreement of even date herewith to which the Purchaser and the Company, among others, are parties, (ii) the Company will receive a material benefit from such remittal to the Trust Account, and (iii) upon the Credit Issuer’s (defined below) receipt of the Purchase Price, this Agreement, the Notes and the Additional Agreements (as defined below) shall be binding upon the Company in all respects as if the Purchase Price had been remitted directly to the Company.

3.           Additional Agreements.  In addition to the purchase and delivery of the Notes, the Company shall deliver, or cause to be delivered, to the Purchaser, the following additional agreements or documents: (i) an irrevocable standby letter of credit (the “Letter of Credit”), issued by The Bank of Tampa (the “Credit Issuer”), substantially in the form attached hereto as Exhibit C, which shall secure the Company’s obligations under the Secured Note; (ii) a registration rights agreement (the “Registration Rights Agreement”) in favor of the Purchaser, substantially in the form attached hereto as Exhibit D; (iii) a consent to entry of judgment by confession (the “Judgment by Confession”), substantially in the form attached hereto as Exhibit E; (iv) a resolution consented to and adopted by the Company’s Board of Directors (the “Board Resolution”), substantially in the form attached hereto as Exhibit F, (v) a Funding and Letter of Credit Agreement (the “Funding and Letter of Credit Agreement”) and applicable exhibits thereto, substantially in the form attached hereto as Exhibit G (collectively, the “Additional Agreements”).  The execution and delivery of such Additional Agreements is a material inducement for the Purchaser to purchase the Notes and the Purchaser’s obligations hereunder are expressly conditioned on the execution and delivery of such Additional Agreements.

4.           Origination Fee.  The Company acknowledges that the initial funded principal balance of the Notes exceeds the Purchase Price and that such excess is an origination fee (the “Origination Fee”) which shall be fully earned and charged to the Company upon the execution of this Agreement, and shall be paid to Lender as part of the outstanding principal balance as set forth in the Notes.

5.           The Closing. The issuance and sale of the Notes and the delivery of the Additional Agreements to the Purchaser shall take place concurrently with the execution of this Agreement at the offices of the Purchaser, located at 303 East Wacker Drive, Suite 311, Chicago, Illinois 60601, on the date hereof or at such other time and place as the Company and the Purchaser shall agree (which time is referred to herein as the “Closing”). At the Closing, the Company shall deliver to the Purchaser the Notes, each made payable to the Purchaser, and the Additional Agreements, and the Purchaser shall deliver to the Trust Account, pursuant to the terms of the Funding and Letter of Credit Agreement, the Purchase Price therefor, in the form of immediately available funds.

6.           Consideration and Acknowledgements.  The Company acknowledges and agrees that, pursuant to the Funding and Letter of Credit Agreement, (i) the Purchase Price shall be delivered by Purchaser directly to the Trust Account, (ii) the Purchase Price shall be deemed to satisfy the Company’s obligation to make a Deposit pursuant to the terms of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) entered into on December ___, 2009 by and between the Company and the Sellers (as defined in the Stock Purchase Agreement) of SW Signal, Inc., a Florida corporation (the “Target”), and (iii) the Purchase Price, although delivered to the Trust Account, is a material benefit to the Company as if it had been delivered directly to the Company.

7.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

7.1.           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted and to execute, deliver, and perform its obligations under this Agreement, the Notes and the Additional Agreements.  The Company does not own, directly or indirectly, any stock, partnership interest or any other equity interest in, or any security issued by, any other Person (as defined below).

7.2.           Authorization. The execution, delivery and performance by the Company of this Agreement, the Notes and the Additional Agreements have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity that restrict the availability of equitable remedies.  The execution of and performance of the obligations of the Company set forth in this Agreement will not (A) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (B) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”), except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after each closing under applicable federal and state securities laws, (C) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

7.3.           Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or third party is required on the part of the Company in connection with the execution and delivery of this Agreement or the offer, sale, issuance and delivery of the Notes, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws.  Based in part on the representations made by the Purchaser in Section 8, below, and assuming that the required filings have been or will be timely made, the offer, sale, issuance and delivery of the Notes and the Additional Agreements will all be made in compliance with applicable federal and state securities laws.

7.4.           No Violation. The Company is not in violation of (i) any term of its Certificate of Incorporation or Bylaws or any order, statute, rule or regulation applicable to the Company; or (ii) in any material respect, any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which the Company is a party or by which the Company is bound or to which its assets is subject.

7.5.           Brokers. No broker or intermediary is involved in connection with the purchase of the Notes and no commission or other remuneration is being paid in connection therewith.

7.6.           SEC Documents: Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. The Company has delivered to the Purchaser or its representative, or made available through the SEC’s website at http://www.sec.gov., true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to the Purchaser which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made and not misleading.

7.7.           Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect.

7.8.           No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act.

7.9.           Listing and Maintenance Requirements.  The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the twelve (12) months preceding the date hereof, received notice from any Primary Market (defined below) on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Primary Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

7.10.         Refundable Deposit.  The Deposit made by the Company to the Target pursuant to the Stock Purchase Agreement is fully refundable to the Company in the event of a failure to close the transactions contemplated by the Stock Purchase Agreement.

8.           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that:

8.1.           Legal Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

8.2.           Legal Capacity. The Purchaser has the legal capacity or full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity that restrict the availability of equitable remedies.

8.3.           Investment Intent. The Purchaser is acquiring and will hold the Notes for investment for its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

8.4.           No Registration. The Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Notes cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Notes.

8.5.           Information. The Purchaser has been furnished with, and has had access to, such information as it considers necessary or appropriate for deciding whether to invest in the Notes, and the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Notes.

8.6.           Accredited Investor. The Purchaser is aware that its investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.  The Purchaser understands that an investment in the Notes involves a high degree of risk.  The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

9.           Expenses; Affirmative and Negative Covenants of the Company.

9.1.         The Company, without regard to whether the Closing is effectuated, will pay the reasonable transaction and legal expenses of counsel for the Purchaser incurred in this transaction, subject to an aggregate cap of $6,000.00, which the parties acknowledge shall be included in the initial principal amount of the Convertible Note.  Except as provided in the immediately preceding sentence, the Company and the Purchaser shall be responsible for paying such party’s own fees and expenses (including legal expenses) incurred in connection with the preparation and negotiation of this Agreement and the closing of the transactions contemplated hereby.

9.2.          Until all of the Company’s obligations hereunder and the Notes are paid and performed in full, or within the timeframes set forth below, the Company shall comply with the following affirmative covenants:

9.2.1.    The Company will maintain and preserve in full force and effect its existence as a corporation.

9.2.2.    The Company shall comply in all material respects with all laws and regulations applicable to its business.

9.2.3.    Within two business days following the date of this Agreement, the Company shall file a current report on Form 8-K describing the terms of the transactions contemplated by this Agreement, the Notes and the Additional Agreements in the form required by the Exchange Act and attaching the material transaction documents as exhibits to such filing.

9.2.4.    The Company shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other person) as may be reasonably required by the Purchaser or desirable to carry out or to perform the provisions of this Agreement, the Notes and the Additional Agreements.

9.2.5.    The Company shall, as soon as practicable but in no event later than two weeks after the Closing, file an appropriate registration statement with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of two million (2,000,000) shares of the Company’s common stock, par value $0.001 (the “Common Shares”) into which the Purchaser may, at its election to convert, receive pursuant to the Convertible Note.  The Company shall cause such registration statement to become effective no later than ninety days following the Closing.

9.2.6.    The Company shall promptly and in a timely fashion perform and honor all demands, notices, requests and obligations that exist or may arise under this Agreement, the Notes and the Additional Agreements.

9.2.7.    The foregoing affirmative covenants and agreements shall survive the Closing.

9.3.       From and after the date hereof and until all of the Company’s obligations hereunder and the Notes are paid and performed in full, the Company shall not:

9.3.1.    incur any new indebtedness for borrowed money without the prior written consent of the Purchaser;

9.3.2.    grant or permit any security interest (or other lien or other encumbrance) in or on any of its assets; and/or

9.3.3.    enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (as defined in the Securities Act) of the Company, or amend or modify any agreement related to any of the foregoing, except on terms that are no less favorable, in any material respect, than those obtainable from any Person who is not an Affiliate of the Company.

For the avoidance of doubt, the Company may incur obligations under trade payables in the ordinary course of business consistent with past practice without the consent of the Purchaser under Section 9.3.1 above.

10.         Covenants of the Purchaser.

10.1.         So long as (i) no breach of this Agreement or the Additional Agreements by the Company occurs, and (ii) no Event of Default (as defined in the Notes) occurs, the Purchaser shall not (a) file the Judgment by Confession, or (b) make any draw under the Letter of Credit; provided, however, that upon an Event of Default (as defined in the Notes) or a breach by the Company of this Agreement (including, without limitation, any representation, warranty or covenant hereunder) or any of its obligations under the Additional Agreements, the Purchaser shall be entitled to immediately or at any time thereafter prior to the Expiration Date (as defined in the Letter of Credit) make a draw for up to the full Credit Amount (as defined in the Letter of  Credit) of the Letter of Credit and file the Judgment by Confession.

11.         Information Rights.  The Company shall deliver to the Purchaser, at Purchaser’s request, so long as such Purchaser continues to hold at least one of the Notes that has not been satisfied in full:

11.1.         as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

11.2.         as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

11.3.         with respect to the financial statements called for in Section 11.2, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

11.4.         such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Purchaser or any assignee of the Purchaser may from time to time request; provided, however, that the Company shall not be obligated under this Section 11.4 or any other subsection of this Section 11 to provide information that it deems in good faith to be in violation of Regulation FD of the Exchange Act, a trade secret or similar confidential information.

12.         Miscellaneous.

12.1.         Entire Agreement. This Agreement, the Notes and the Additional Agreements constitute the entire understanding and agreement among the parties with regard to the specific subject matter hereof.

12.2.         Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  The Company shall not assign this Agreement without the prior written consent of the Purchaser.

12.3.         Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois as applied to agreements among Illinois residents entered into and to be performed entirely within the State of Illinois.  The parties hereby submit to the personal jurisdiction of the courts located in Cook County, Illinois.

12.4.         Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

12.5.         Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, as set forth below:

If to the Company, to:

EGPI Firecreek, Inc.
3400 Peachtree Road, Suite 111
Atlanta, Georgia 30326

If to the Purchaser, to:

St. George Investments, LLC
303 East Wacker Drive, Suite 311
Chicago, Illinois 60601
Attn:  John M. Fife

with a copy (not constituting notice) to:

Bennett Tueller Johnson & Deere, P.C.
3165 East Millrock Drive, Suite 500
Salt Lake City, Utah 84121
Attn: Jonathan K. Hansen
Facsimile: (866) 793-7309

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed electronically or by return mail.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in any manner herein set forth.

12.6.       Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any document or instrument contemplated hereby or referred to herein, the prevailing party or parties, as the case may be, shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party or parties may otherwise be entitled.

12.7.       Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

12.8.       Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

12.9.       No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and no third party shall have any rights or interest in this Agreement, the Notes, or the Additional Agreements.  Nothing contained in this Agreement shall be deemed or construed to create an obligation on the part of the Company or the Purchaser to any third party, nor shall any third party have a right to enforce against the Company or the Purchaser any right that the Company or the Purchaser, respectively, may have under this Agreement.

12.10.     Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, the Notes and the Additional Agreements and the consummation of the transactions contemplated hereby.

12.11.     Incorporation of Recitals and Exhibits.  The above Recitals and all Exhibits identified in or attached to this Agreement are deemed to be incorporated herein by reference and made a part hereof.

12.12.     Definitions.  For purposes of this Agreement, “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a join stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity; and “Affiliate” means, with respect to any Person, another Person which directly or indirectly controls, is controlled by, or is under common control with, the Person specified.

12.13.     WAIVER OF JURY TRIAL.  THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL, AND NOT A CONSUMER, TRANSACTION.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS AGREEMENT AND/OR ANY RELATED DOCUMENT.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

COMPANY:

EGPI FIRECREEK, INC.
By:
Name: Dennis R Alexander
Title: CEO

PURCHASER:

ST. GEORGE INVESTMENTS, LLC

By:
John M. Fife, Manager

ACKNOWLEDGED:

SW SIGNAL, INC.

By: _______________________
Name: _____________________
Its: ________________________

 [Signature Page to Note Purchase Agreement]

EXHIBIT A

FORM OF SECURED PROMISSORY NOTE

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

EXHIBIT C

FORM OF LETTER OF CREDIT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF JUDGMENT BY CONFESSION

EXHIBIT F

FORM OF BOARD RESOLUTION

EXHIBIT G

FORM OF FUNDING AND LETTER OF CREDIT AGREEMENT